SCHEDULE 14A
(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the registrant ☑

Filed by a party other than the registrant

Check the appropriate box:

Preliminary proxy statement	Confidential, for use of the

Commission only (as permitted by

Rule 14a-6(e)(2).

☑ Definitive proxy statement.

Definitive additional materials.

Soliciting material pursuant to Rule 14a-12.

(Name of Registrant as Specified in Its Charter)

DURASWITCH INDUSTRIES, INC.

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

      Payment of filing fee (check the appropriate box):

☑ No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Duraswitch Industries, Inc.

234 South Extension
Mesa, Arizona 85210

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 20, 2002

April 1, 2002

Dear Stockholder:

      The Annual Meeting of Stockholders (the “Annual Meeting”) of Duraswitch Industries, Inc. (the “Company”), will be held on May 20, 2002, at 10:00 a.m., local time, at Duraswitch corporate headquarters, 234 South Extension, Mesa, Arizona 85210. The purposes of the meeting are:

1. To elect two Directors to serve until 2005 or until their successors have been elected and qualified;

2. To approve the proposed 2000 Stock Option Plan Amendment which would increase the number of shares authorized under the Plan from 250,000 to 500,000;

3. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for 2002; and

4. To transact any other business as may properly come before the meeting.

      Enclosed is a notice of the meeting and proxy statement that contains more information, including how to obtain an admission card if you plan to attend the meeting and different methods you can use to vote.

      The close of business on March 20, 2002, has been fixed as the Record Date for the determination of stockholders entitled to receive notice of and to vote at this meeting or any adjournments or postponements of the meeting. The list of stockholders entitled to vote at this meeting will be available at our offices at 234 South Extension, Mesa, Arizona 85210, ten days before the meeting for examination by any stockholder.

      If you plan to attend, please mark the appropriate box on your proxy card. Your vote is important. If you cannot attend, we encourage you to sign and return your proxy card, or use one of the alternate voting methods to ensure that your vote is counted.

By order of the Board of Directors,

Robert J. Brilon
President and Chief Executive Officer

ANNUAL MEETING OF STOCKHOLDERS

May 20, 2002

PROXY STATEMENT

GENERAL INFORMATION

      The enclosed proxy is solicited on behalf of the Board of Directors (“Board”) of Duraswitch Industries, Inc., a Nevada corporation, for use at the 2002 Annual Meeting of Stockholders. This proxy statement and the accompanying form of Proxy are to be mailed to the stockholders entitled to vote at the Annual Meeting of Stockholders on or about April 1, 2002.

Shareholders Entitled to Vote

      Holders of shares of the Common Stock of Duraswitch at the close of business on March 20, 2002, are entitled to notice of and to vote at the Annual Meeting of Stockholders and at any and all adjournments or postponements of the meeting. Each share entitles its owner to one vote. The holders of a majority of shares entitled to vote at the meeting must be present in person or be represented by proxy in order to constitute a quorum for all matters to come before the meeting. On the record date, there were 9,530,695 shares outstanding.

How to Attend the Meeting

      If you are a stockholder of record, which means you hold your shares in your name, you may attend the meeting. If you own shares in the name of a bank, broker or other holder of record (“street name”), you will need to ask your broker or bank for a copy of the proxy they received from Duraswitch. You will need to bring the legal proxy with you to the meeting as your admission card.

How to Vote

      If you are a stockholder of record, you may vote by mail or in person. To vote by mail, sign, date and return your proxy card in the enclosed postage-paid envelope. If you sign and return your proxy card, but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

      All stockholders may vote in person at the meeting (unless they are street name holders without a legal proxy). If your shares are held in street name, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Telephone and Internet voting may also be offered to stockholders owning shares through most banks and brokers.

Voting Choices

      For each of the proposals you may vote one of the following ways:

(1) For the proposal,

(2) Against the proposal,

(3) Abstain from voting.

      Proxies that are signed and returned with no instructions will be voted FOR election of all Director nominees, FOR the proposed 2000 Stock Option Plan Amendment and FOR ratification of Deloitte & Touche as independent auditors.

Changing Your Vote

      You may change your vote at any time before the proxy is exercised. A stockholder can revoke a proxy by:

(1) Delivering a later-dated proxy,

(2) Giving written notice to us,

(3) Voting by ballot at the meeting.

How Votes are Counted

      An inspector of election will be appointed for the meeting. The inspector of election will determine whether or not a quorum is present and will tabulate votes cast by proxy or in person at the Annual Meeting. If you have returned valid proxy instructions or attend the meeting in person, your Common Stock will be counted for the purpose of determining whether there is a quorum. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. Abstentions and broker non-votes will not be included in vote totals and will not affect the outcome of the vote.

Cost of this Proxy Solicitation

      Duraswitch will pay the cost of this proxy solicitation, including the charges and expenses of brokerage firms and others who forward solicitation material to beneficial owners of the Common Stock. The Company will solicit proxies by mail. Proxies may also be solicited by personal interview, telephone or telegraph. Computershare Trust Company, Inc. (“Computershare”), will serve as the proxy solicitation agent. In such capacity, Computershare will coordinate the distribution of proxy materials to beneficial owners of Common Stock and oversee the return of proxy cards. The fee for these services is estimated to be $3,500.

Annual Report

      The Company’s Annual Report to Stockholders for the Year Ended December 31, 2001, (“Annual Report”) has been mailed concurrently with the mailing of the Notice of Annual Meeting of Stockholders and Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. This Annual Report is not incorporated into this Proxy Statement and is not considered Proxy soliciting material.

WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

Proposal 1: Election of Two Directors

      The two nominees for Director who receive the most votes will be elected. There will be no cumulative voting in the election of Directors.

      Proposal 2: Approval of the Proposed 2000 Stock Option Plan Amendment

      The affirmative vote of a majority of the shares of Common Stock voted will be required to approve the proposed stock option plan amendment.

Proposal 3: Ratification of Independent Public Accountants

      The affirmative vote of a majority of the shares of Common Stock voted will be required to ratify the selection of independent auditors.

WHO SHOULD I CALL IF I HAVE QUESTIONS?

      If you have questions about the Annual Meeting or voting, please call Heather Beshears, VP, Corporate Communications at 480.586.3357 or e-mail shareholder@duraswitch.com.

PROPOSALS

PROPOSAL NO. 1 — ELECT TWO DIRECTORS

Number of Directors to be Elected

      Duraswitch’s Board of Directors is divided into three classes. Each class has a term of three years and the terms are staggered so that each year, only one class of Directors is elected. Each Director elected will hold office for three years or until his successor is elected and qualified. If any Director resigns or otherwise is unable to complete his term of office, the Board will elect another Director for the remainder of the resigning Director’s term.

Vote Required

      The two nominees receiving the highest number of votes cast at the Annual Meeting will be elected. There is no cumulative voting in the election of Directors.

Nominees of the Board

      The Board has nominated the following individuals to serve on the Board of Directors as Class 1 Directors for the next three years:

R. Terren Dunlap

Anthony J. Van Zeeland

      Both of these nominees are currently serving on the Board. Each of the nominees has agreed to be named in this Proxy Statement and to serve if elected. See below for information regarding each of the nominees listed above.

      Duraswitch management knows of no reason why any of the listed nominees would not be able to serve. However, if any nominee is unavailable for election, the Proxies will vote your shares of common stock to approve the election of any substitute proposed by the Board.

      The Proxies will vote in favor of the two nominees unless instructions to the contrary are indicated on the accompanying proxy form.

Your Directors recommend a vote FOR the election of the two nominees under Proposal No. 1.

Information Regarding the Nominees and the Directors

      The following biographical descriptions set forth certain information with respect to the nominees for election as Class 1 Directors at the Annual Meeting and our continuing Directors whose terms expire at our Annual Meetings of Stockholders in 2003 and 2004, based on information furnished to us by each person.

Class 1 Nominees for Election at 2002 Annual Meeting — Term to Expire 2005

      R. Terren (Terry) Dunlap (57) is Chief Executive Officer and director for Ultra-Scan Corp. and has served as Chairman of the Board of Directors for Duraswitch since founding the Company in May 1997. From 1997 to December 2001, Mr. Dunlap served as Duraswitch’s Chief Executive Officer. From 1983 to March 1994, Mr. Dunlap served as Chairman and Chief Executive Officer of Go-Video, Inc. (now Sensory Science Corp.), a publicly held manufacturer of consumer electronic video products that he founded. From April 1994 to October 1999, Mr. Dunlap served as a consultant to Sensory Science Corp. Mr. Dunlap also serves as a director of Advantage Marketing Systems, Inc., Winland Electronics, Inc., and Ultra-Scan Corp. Mr. Dunlap received a B.S. degree in Business Administration from Ashland University and a J.D. degree from Ohio Northern University.

      Anthony J. Van Zeeland (60) has served as Director, Chief Operating Officer and Executive Vice President, Engineering since Duraswitch’s formation in May 1997. From 1990 to 1997, Mr. Van Zeeland was

employed as Vice President of Engineering at DataHand Systems, Inc., a computer keyboard manufacturing company. During the same time period, Mr. Van Zeeland served on the board of directors and was Director of Development Engineering of Monopanel Technologies, Inc., a membrane switch manufacturing company. Mr. Van Zeeland holds a B.S. degree in Physics and a Masters of Science in Materials Engineering from the University of Wisconsin. Michael Van Zeeland, Mr. Van Zeeland’s son, also serves as one of our Directors.

Class 2 Nominees for Election at 2003 Annual Meeting — Term to Expire 2006

      John W. Hail (71) has served as a Director since March 1999. Since 1988, Mr. Hail has served as Chief Executive Officer and Chairman of the board of directors of Advantage Marketing Systems, Inc., a publicly held provider of health and beauty products. Mr. Hail also serves on the board of directors of Pre-Paid Legal Services, Inc., a publicly held company engaged in the sale of legal services contracts. Mr. Hail received an honorary doctorate degree from Oklahoma City University.

      William E. Peelle (52) has served as a Director since May 1999. Mr. Peelle founded Peelle Law Offices Co. in 1994 and has practiced law and represented a number of businesses since 1975. Mr. Peelle has also served as the elected prosecuting attorney of Clinton County, Ohio, since 1994. Mr. Peelle has served as counsel or as a member of the Board of several community organizations. Mr. Peelle received his J.D. degree from Ohio Northern University, and has a B.S. degree in Business Administration from Ohio State University.

Class 3 Nominees for Election at 2004 Annual Meeting — Term to Expire 2007

      Michael A. Van Zeeland (27) has served as a Director since May 1997. Mr. Van Zeeland is currently a graduate student at UCLA, working on his Ph.D. in plasma physics. From January 1998 to September 1998, Mr. Van Zeeland was employed by Duraswitch as an engineering physicist. During the summer of 1997, Mr. Van Zeeland was employed at Arizona State University working on theoretical condensed matter physics. During the summer of 1996, Mr. Van Zeeland worked as an intern at the University of California-Irvine in a program funded by the National Science Foundation to study tokamak plasma physics. From August 1995 to May 1996, Mr. Van Zeeland worked as an intern under the NASA Space Grant Program studying hurricane formation. From May 1992 to August 1993, Mr. Van Zeeland worked as an Engineer Technician with DataHand Systems, Inc. Mr. Van Zeeland holds a Masters degree in Physics from UCLA and a B.S. degree in Engineering Physics from the University of Arizona. Mr. Van Zeeland is the son of Anthony Van Zeeland, a Director, Chief Operating Officer and Executive Vice President, Engineering.

      Lothar J. Veeser (45) was appointed to Duraswitch’s Board on March 1, 2002, filling the position vacated by Carl Rausch. Mr. Veeser was named Business Line Executive, Delphi Mechatronic Systems in April 2001. Mr. Veeser joined Delphi Automotive Systems, LLC (now Delphi Corp.) with the acquisition of Eaton Corp. in April 2001. Mr. Veeser started his career with Eaton at the Controls Division, Europe’s Markdorf, Germany plant in 1983 as project engineer. Mr. Veeser held manufacturing and engineering positions at plants in Germany and France before becoming Manager, Engineering for the Automotive & Appliance Controls Division, Europe in 1990. In 1994, Mr. Veeser moved to the Automotive Controls area and served as Engineering Manager for automotive switches and as head of the marketing and sales department. In 1997, Mr. Veeser was named Manufacturing Operations Manager, Worldwide and in 1999, Vice President and General Manager of Vehicle Switch Electronics Division. Mr. Veeser has a B.S. in mechanical engineering from the Technical University in Munich, Germany.

Executive Officers

      Robert J. Brilon (41) became Chief Executive Officer in 2002 and has served as President and Chief Financial Officer of Duraswitch since November 1998. From May 1997 until November 1998, Mr. Brilon served as a financial and business consultant to Duraswitch. Between January 1997 and November 1998, Mr. Brilon was Chief Financial Officer of Gary Gietz Master Builder, a luxury custom homebuilder. Between April 1995 and December 1996, Mr. Brilon was Corporate Controller for Rental Service Corp., a publicly held industrial equipment rental company. Between April 1993 and April 1995, Mr. Brilon served as Chief

Financial Officer and Vice President of Operations and Administration of DataHand Systems, Inc. Mr. Brilon holds a B.S. degree in Business Administration from the University of Iowa and is a C.P.A.

PROPOSAL NO. 2 — 2000 STOCK OPTION PLAN AMENDMENT

      In April 2000, the Board of Directors adopted the 2000 Stock Option Plan (the “Plan”), which was subsequently approved by the Company’s stockholders. The 2000 Plan authorizes the Board or the Compensation Committee of the Board (the “Committee”) to grant stock options to employees, Directors and appropriate third parties. The Plan originally provided for the issuance of options to purchase up to 250,000 shares of Common Stock. As of February 28, 2002, 187,300 options to purchase 187,300 shares of Common Stock were granted and outstanding, with a total of 34,700 shares available for future grants under the 2000 Plan. The Board has amended the 2000 Plan, subject to shareholder approval, to increase the number of shares authorized for issuance from 250,000 to 500,000 shares. If the amendment is approved, there would be 284,700 shares available for future grants under the 2000 Plan. Adoption of this amendment to the 2000 Plan requires that it be approved by an affirmative vote of a majority of shares voted at the meeting. A general description of the Plan is set forth below.

      A copy of the 2000 Stock Option Plan Amendment is attached in Appendix A.

Purpose

      The 2000 Stock Option Plan is designed to attract, retain and motivate management and employees, and further align their interests with those of the stockholders by increasing and expanding equity ownership by management and employees.

Eligibility and Administration

      The Plan provides for the granting of either incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, or nonqualified stock options. Incentive stock options may be granted only to employees, including officers. Any Director who is not an employee of the Company or other individual whose participation the Board or Committee determines is in the best interests of the Company shall be eligible to receive nonqualified stock options.

      The Plan is administered by the Board, or a committee appointed by the Board, which has full and final authority on all decisions including persons to whom options are granted, the number and terms of the options, and any waivers or limitations previously imposed on any option.

Shares Subject to Options

      The stock available for grant of options under the Plan shall be shares of the Company’s authorized but unissued or reacquired common stock. The aggregate number of shares that may be issued pursuant to exercise of options granted under the Plan (before amendment) is 250,000 shares. If any outstanding option grant under the Plan for any reason expires or is terminated, the shares of common stock allocable to the unexercised portion of the option grant shall again be available for options under the Plan as if no options had been granted with respect to such shares. If stockholders approve the amendment to the Plan, the number of shares authorized for issuance under the plan would be increased by 250,000 to 500,000, and the total number of shares available for grants would be 284,700.

Terms and Conditions of Options

      Each option grant agreement shall specify the number of incentive stock options and/or nonqualified stock options being granted; one option shall be deemed granted for each share of stock. In addition, each option grant agreement shall specify the exercisability and/or vesting schedule of such options, if any.

      Unless otherwise provided in the 2000 Plan or in a specific option grant agreement which may provide for accelerated vesting and/or longer or shorter periods of exercisability, no option shall be exercisable after the expiration of the earliest of:

•	ten years from the date the option is granted, or five years from the date an incentive stock option is granted to an individual owning (after the application of the family and other attribution rules of Section 424(d) of the Internal Revenue Code) at the time such option was granted, more than 10% of the total combined voting power of all classes of stock of Duraswitch or any ISO Group member as defined in the Plan,

•	three months after the date the optionee ceases to perform services for Duraswitch or any ISO Group member, if such cessation is for any reason other than death, disability (within the meaning of Internal Revenue Code Section 22(e)(3)), or cause,

•	one year after the date the optionee ceases to perform services for Duraswitch or any ISO Group member, if such cessation is by reason of death or disability (within the meaning of Internal Revenue Code Section 22(e)(3)), or

•	the date the optionee ceases to perform services for Duraswitch or any ISO Group member, if such cessation is for cause, as determined by the Board or the compensation committee in its sole discretion.

Unless otherwise provided in a specific option grant agreement, an option shall only be exercisable for the periods above following the date an optionee ceases to perform services to the extent the option was exercisable on the date of such cessation.

Pricing and Payment

      The exercise price of incentive stock options granted under the Plan must be at least the fair market value of the common stock on the date of grant. The exercise price of any incentive stock option granted to an optionee who beneficially owns more than 10% of our voting stock must be at least 110% of the fair market value of the underlying shares on the date of grant. The exercise price of nonqualified stock options may be any amount determined in good faith by the Board of Directors or the Compensation Committee.

      The purchase price for any share purchased pursuant to the exercise of an option granted under the Plan shall be paid in full upon exercise of the option by any of the following methods: (i) by cash, (ii) by check, or (iii) to the extent permitted under the particular grant agreement, by transferring to the Company shares of stock of the Company at their fair market value as of the date of exercise of the option, provided that the optionee held the shares of stock for at least six months. The Company may also extend and maintain, or arrange for the extension and maintenance of, credit to an optionee to finance the optionee’s purchase of shares pursuant to the exercise of options on such terms as may be approved by the Board or the Committee, subject to applicable regulations of the Federal Reserve Board and any other applicable laws or regulations in effect at the time such credit is extended.

Merger, Consolidation or Reorganization

      In the event of a merger, consolidation or reorganization with another corporation in which the Company is not the surviving corporation, the Board, the Committee (subject to the approval of the Board) or the board of directors of any corporation assuming the obligations of the Company hereunder shall take action regarding each outstanding and unexercised option pursuant to either clause (a) or (b) below:

(a) Appropriate provision may be made for the protection of such option by the substitution on an equitable basis of appropriate shares of the surviving corporation, provided that the excess of the aggregate fair market value of the shares subject to such option immediately before such substitution over the exercise price thereof is not more than the excess of the aggregate fair market value of the substituted shares made subject to option immediately after such substitution over the exercise price thereof; or

(b) Appropriate provision may be made for the cancellation of such option. In such event, the Company, or the corporation assuming the obligations of the Company hereunder, shall pay the optionee an amount of cash (less normal withholding taxes) equal to the excess of the highest fair market value per share of the Common Stock during the 60-day period immediately preceding the merger, consolidation or reorganization over the option exercise price, multiplied by the number of shares subject to such options (whether or not then exercisable).

Termination or Amendment of the Plan

      The Board may, at any time, terminate or amend the Plan; provided, that to the extent applicable, shareholder approval shall be obtained of any action for which shareholder approval is required in order to comply with the Internal Revenue Code or other applicable laws or regulatory requirements within such time periods prescribed.

Certain Federal Income Tax Considerations

      Pursuant to applicable federal and state laws, the Company is or may be required to collect withholding taxes upon the exercise of an option. The Company may require, as a condition to the exercise of an option or the issuance of a stock certificate, that the optionee concurrently pay to the Company (either in cash or, at the request of optionee but in the discretion of the Board or the Committee and subject to such rules and regulations as the Board or the Committee may adopt from time to time, in shares of Common Stock of the Company) the entire amount or a portion of any taxes which the Company is required to withhold by reason of such exercise, in such amount as the Committee or the Board in its discretion may determine.

      In lieu of part or all of any such payment, the optionee may elect, subject to such rules and regulations as the Board or the Committee may adopt from time to time or the Company may require, that the Company withhold from the shares to be issued that number of shares having a fair market value equal to the amount which the Company is required to withhold.

Valuation

      As of February 28, 2002, the closing sale price for the Company’s Common Stock, as reported by the Nasdaq National Market, was $8.11 per share.

      The Proxies will vote in favor of the proposed amendment to the 2000 Stock Option Plan unless instructions to the contrary are indicated on the accompanying proxy form.

Your Directors recommend a vote FOR the Duraswitch 2000 Stock Option Plan Amendment

PROPOSAL NO. 3 — RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

      The principal independent public accounting firm utilized by Duraswitch during the fiscal years ended December 31, 1998, through 2001, was Deloitte & Touche LLP, independent certified public accountants (the “Auditors”). The Board of Directors presently contemplates that the Auditors will be retained as the principal accounting firm to be utilized by Duraswitch throughout the fiscal year ending December 31, 2002. It is anticipated that a representative of the Auditors will attend the Annual Meeting for the purpose of responding to appropriate questions. At the Annual Meeting, a representative of the Auditors will be afforded an opportunity to make a statement if the Auditors so desire.

      Deloitte & Touche LLP has advised the Company that neither the firm, nor any member of the firm has any financial interest, direct or indirect, in any capacity in Duraswitch.

      The Proxies will vote in favor of ratifying the selection of Deloitte & Touche LLP unless instructions to the contrary are indicated on the accompanying proxy form.

Your Directors recommend a vote FOR Proposal No. 3.

Information about Committees, Meetings and Director Compensation

      The Board of Directors has established an Audit Committee and Compensation Committee. The two-member Compensation Committee is comprised of only independent Directors. Prior to 2002, the Company qualified as a small business filer under SEC rules and was required to have at least two independent members on the Audit Committee. Beginning January 1, 2002, the Company no longer qualified as a small business filer and was required, by Nasdaq regulations, to have at least three Audit Committee members. On January 1, 2002, Mr. Rausch was appointed as the third member of the Audit Committee due to his business planning and development experience and because all other Board members were ineligible to serve due to employment or family relationships. Under the Nasdaq rules, Mr. Rausch is not considered to be independent due to his status as an employee of our affiliate, Delphi, however the Nasdaq rules permit a non-independent director to serve on the Audit Committee if the Board determines it to be in the best interest of the corporation and stockholders. On February 28, 2002, Mr. Rausch retired from his position at Delphi and was replaced on the Duraswitch Board and Audit Committee by Mr. Veeser effective March 1, 2002. Mr. Veeser is also not considered to be independent based on his status as an employee of our affiliate, Delphi.

      The Audit Committee reviews the professional services provided by independent auditors, the Company’s annual and quarterly financial statements, and its system of internal controls. The Compensation Committee reviews executive salaries and administers the Company’s executive bonus, incentive compensation and stock option plans. In addition, the Compensation Committee consults with the Company’s management regarding compensation policies and practices. During the period ended December 31, 2001, Messrs. Hail and Peelle served on the Audit and Compensation Committees.

      In 2001, the Board of Directors held two meetings and all other actions taken by the Board of Directors during the fiscal year were accomplished by means of unanimous written consent. The Audit Committee held four meetings and the Compensation Committee held two formal meetings. The attendance at the Board meetings was 100%. The attendance for the Committee meetings was 100%.

      Directors are reimbursed for reasonable expenses incurred in attending meetings. All non-employees/ non-affiliated Board members are compensated $250, effective June 19, 2000, for each meeting attended, whether in person or telephonically. In addition, all non-employee and non-affiliated Directors also received semiannual stock option grants of 5,000 shares at fair market value.

EXECUTIVE COMPENSATION

      The table below sets forth annual and long-term compensation for services in all capacities to Duraswitch for the fiscal years ended December 31, 2001, 2000, and 1999, of the persons who were, at December 31, 2001: (i) the Chief Executive Officer and (ii) our other executive officers (the “Named Officers”) whose total annual salary and bonus exceeded $100,000.

Summary Compensation Table

				Long-term
				Compensation
		Annual		Securities Awards
		Compensation(a)		Underlying
				Options/
Name & Principal Position	Year	Salary($)	Bonus($)	SARs(#)(b)

R. Terren Dunlap	2001	$237,815	$70,000
CEO and Chairman of the Board of Directors(c)	2000	199,698	115,000
	1999	137,346	–
Robert J. Brilon	2001	218,474	70,000	50,000 (d)
CEO, President, CFO, Treasurer and Secretary(c)	2000	183,140	90,000	40,000 (e)
	1999	129,242	–	80,000 (f)
Anthony J. Van Zeeland	2001	201,216	25,000
COO, Executive Vice President of Engineering	2000	173,882	42,047
and Director	1999	109,058	11,365

(a)	No executive officer named in the Summary Compensation Table received personal benefit perquisites in excess of the lesser of $50,000 or 10% of the aggregate salary and bonus.

(b)	The exercise price of all stock options granted were at least equal to the fair market value of our common stock on the date of grant.

(c)	Mr. Dunlap resigned his position as Chief Executive Officer on December 31, 2001. Mr. Brilon was appointed Chief Executive Officer on January 1, 2002 replacing Mr. Dunlap. Mr. Dunlap’s employment agreement provided for salary and benefits in the event of termination or resignation. As such, the Company has recorded a charge during 2001 and will pay Mr. Dunlap salary and benefits for an 18-month period.

(d)	On May 1, 2001 Mr. Brilon was granted stock options to purchase 50,000 shares. The options vested on June 1, 2001.

(e)	On June 6, 2000, Mr. Brilon was granted stock options to purchase 40,000 shares. The options vested on July 1, 2000.

(f)	On September 29, 1999, Mr. Brilon was granted stock options to purchase 80,000 shares. The options vested on March 1, 2000.

OPTION GRANTS IN LAST FISCAL YEAR

      The following Named Officer was granted stock options under the Company’s Stock Option Plans during the fiscal year ended December 31, 2001:

	Number of	Percent of Total
	Securities	Options
	Underlying	Granted to	Exercise or		Potential	Potential
	Options	Employees in	Base Price	Expiration	Realized	Realized
Name	Granted(#)	Fiscal Year	($/Sh)	Date	Value +5%	Value +10%

Robert J. Brilon CEO, President, CFO, Treasurer and Secretary	50,000	27%	$10.85	5/1/11	$341,175	$864,605

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND OPTION VALUES

AS OF DECEMBER 31, 2001

      The following table sets forth information with respect to the exercise of stock options pursuant to Duraswitch’s Stock Option Plans during the fiscal year ended December 31, 2001 for the following Named Officer:

Number of
Securities
			Underlying	Value of
	Shares		Unexercised,	Unexercised,
	Acquired		Exercisable	Exercisable,
	on	Value	Options	In-the Money
	Exercise	Realized	at FY-	Options at
Name	(#)	($)(a)	End(#)(b)	FY-End($)(c)

Robert J. Brilon CEO, President, CFO, Treasurer and Secretary	97,900	$849,713	248,471	$430,001

(a)	Represents the market value of the underlying securities on the date of exercise, minus the exercise price of the options.

(b)	All options granted to Mr. Brilon were exercisable as of December 31, 2001.

(c)	Represents the number of shares of common stock underlying the options (excluding options the exercise price of which was more than the market value of the underlying securities) times the closing market price at December 31, 2001, of $8.50, minus the exercise price.

Employment and Separation Agreements

      In May 1997, Duraswitch entered into a seven-year employment agreement with R. Terren Dunlap providing that Mr. Dunlap would serve as Chief Executive Officer. Effective December 31, 2001, Mr. Dunlap resigned his position as Chief Executive Officer and remained as Chairman. His employment agreement provided for salary and benefits in the event of termination or resignation. As such, the Company has recorded a charge of $397,431 for the year ended December 31, 2001, to be paid over an 18-month period.

      In May 1997, Duraswitch entered into a seven-year employment agreement with Anthony Van Zeeland providing that Mr. Van Zeeland will serve as Chief Operating Officer. The Company has also agreed to pay Mr. Van Zeeland a bonus of $5,000 for each U.S. patent, and $1,000 for each foreign patent issued in his name as inventor or co-inventor, with a maximum of $20,000 during any fiscal year. Mr. Van Zeeland has assigned these patents to the Company.

      In November 1998, Duraswitch entered into a three-year employment agreement with Robert J. Brilon, that was amended in January 2000, to extend through April 2004, providing that Mr. Brilon will serve as President and Chief Financial Officer. In addition, Mr. Brilon receives an automobile allowance. Mr. Brilon is also entitled to receive an incentive profit sharing bonus each year of 5% of the Company’s net profit before tax, goodwill amortization and other non-cash charges. In the event of a merger or acquisition, Mr. Brilon is entitled to an incentive bonus equal to 5% of the gross consideration given by the acquiring third party.

Separation and Change of Control Provisions

      Each of the employment agreements described above provides for benefits to these executive officers upon their severance or upon a change of control which is defined as control of the Company having been assumed by an outside person or entity and the executive officer is asked to leave. If Duraswitch terminates either of these individuals, with or without cause, the Company would be required to pay him his gross annual base salary and continue all standard employee benefits for an additional two-year period after termination. In addition, in the case of Mr. Brilon, all stock options held but not vested would vest immediately. If Mr. Van Zeeland leaves voluntarily, the Company has agreed to pay him this gross annual base salary and continue to provide all standard employee benefits for an additional 18 months. If Mr. Brilon leaves voluntarily, the Company has agreed to pay him his gross annual base salary and continue to provide standard employee benefits for an additional 12 months. Mr. Brilon has agreed that he will not, for the two-year period following his termination, or in the case of Mr. Van Zeeland, for the one-year period following his termination, compete with the Company within the United States. In the event an executive officer is terminated as a result of a change of control, Duraswitch has agreed to make a lump sum payment to such executive officer equal to 2.99 times his gross annual salary.

PERFORMANCE GRAPH

      The line graph below compares the cumulative total stockholder return on Duraswitch’s common stock over a four-year period with the return on the Nasdaq Stock Market — U.S. Index and the Nasdaq Electronic Components Industry Index.

	Cumulative Total Return

	1/98	12/98	12/99	12/00	12/01

DSWT	100.00	33.37	29.25	47.40	36.83
Nasdaq US	100.00	143.50	266.67	160.40	127.27
Nasdaq Electronic Component Stocks	100.00	146.30	272.07	223.59	152.35

      The total return with respect to the Nasdaq Stock Market — U.S. Index and the Nasdaq Electronic Components Industry Index assumes that $100 was invested on January 13, 1998, the first day that Duraswitch stock was traded, including reinvestment of dividends.

      Duraswitch has not paid any cash dividends and does not expect to pay any in the foreseeable future.

COMPENSATION COMMITTEE REPORT

General

      The Compensation Committee of the Board of Directors is comprised of Messrs. Hail and Peelle. It is the Committee’s responsibility to review executive compensation and administer the Company’s bonus, incentive compensation and stock option plans. The Committee also consults with management regarding compensation policies and practices.

Compensation Philosophy and Objectives

      The Company’s compensation programs are designed to enable it to attract, retain and motivate talented executives who will contribute to its long-term success. Through the Compensation Committee, the Company has developed and implemented compensation policies, plans and programs to further these goals. Annual base salaries are generally set at levels that take into account both competitive and performance factors. The Company also relies on longer-range incentive compensation to attract and motivate executives. Annual incentive compensation is variable and closely tied to corporate performance to encourage profitability, growth and the enhancement of stockholder value.

      During fiscal 2001, executive compensation included base salary, annual incentives, longer-term equity incentives, and an auto allowance for certain executives and certain benefits generally available to Duraswitch employees.

      Base Salary and Bonus: The Compensation Committee fixes the annual base salary of the Chief Executive Officer, President, Chief Financial Officer and Chief Operating Officer. Base salary targets and adjustments are based on the responsibilities, scope and complexity of each position and each officer’s past performance and expected future contribution. In establishing base salaries, the Compensation Committee not only considers the financial performance of the Company, but also the success of the executive officers in developing and executing the Company’s strategic plans, including licensee and customer growth, technology development, alliances and other factors, as well as developing management employees and exercising leadership. The Compensation Committee believes that executive officer base salaries and bonuses for 2001 were reasonable as compared to amounts paid to executives with similar skills and experience at comparable companies.

      During fiscal 2001, the Committee authorized an increase in the annual salary of the Chief Executive Officer, the President/ Chief Financial Officer, and the Chief Operating Officer based on the aforementioned quantitative and qualitative factors.

      Incentive Opportunities: The Company maintains long-term incentive opportunities to reward management and key employees for company-wide, business-unit and individual performance. These levels of performance include, but are not limited to: stock performance, sales growth, earnings growth, patent awards, productivity and quality management.

      Equity Incentives: The 1997, 1999 and 2000 Stock Option Plans are long-term plans designed to link executive rewards with stockholder value over time. Individual grants are made from time to time, and vary with performance. In determining the size of the option grant, the Committee takes into account the executive’s position and level of responsibility, the executive’s existing stock and option holdings, and the potential reward to the officer and competitiveness of current compensation arrangements.

Compliance with Internal Revenue Code Section 162(m)

      The Compensation Committee has reviewed Duraswitch’s compensation plans with regard to the deduction limitations under Section 162(m) of the Internal Revenue Code, which generally disallows a tax deduction to a public company for compensation over $1 million paid to the company’s Chief Executive Officer and any other executive officer whose compensation is required to be reported in the Summary Compensation Table. For the fiscal year ending December 31, 2001, the Company will not be able to preserve deductibility of executive compensation recognized in connection with the exercise of certain nonqualified stock options that have been exercised by Mr. Brilon, which, in conjunction with his 2001 salary and bonus, put his compensation approximately $138,000 over the $1 million limit.

Respectfully submitted,

John W. Hail
William E. Peelle

AUDIT COMMITTEE REPORT

General

      In accordance with its written charter adopted by the Board of Directors (the “Board”), the Audit Committee of the Board (the “Committee”) assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the Company’s accounting, auditing and financial reporting practices. During fiscal 2001, the Committee met four times and discussed the interim financial information contained in each quarterly earnings announcement with the CFO, Controller and independent auditors prior to public release.

Audit Committee Philosophy and Objectives

      In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and Duraswitch that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”, discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Committee also discussed with management and the independent auditors the quality and adequacy of the Company’s internal controls. The Committee reviewed with the independent auditors their audit plans, audit scope and identification of audit risks.

      The Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements.

      The Committee reviewed the Company’s audited financial statements as of and for the fiscal year ended December 31, 2001, with management and the independent auditors. Management has the responsibility for the preparation of the financial statements and the independent auditors have the responsibility for the examination of those statements.

      Based on the above-mentioned review and discussions with management and the independent auditors, the Committee recommended to the Board that Duraswitch’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the Securities and Exchange Commission. The Committee also recommended the reappointment, subject to shareholder approval, of the independent auditors and the Board concurred in such recommendation.

Respectfully submitted,

John W. Hail
William E. Peelle
Carl G. Rausch

DISCLOSURE OF AUDIT AND NON-AUDIT FEES

Audit Fees

      The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “D&T”) for professional services rendered for the audit of the Company’s annual financial statements during 2001 and for the reviews of the financial statements included in the Company’s quarterly reports on Form 10-QSB for 2001 were $51,500.

Financial Information Systems Design and Implementation Fees

      No fees were billed by D&T for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2001.

All Other Fees

      The aggregate fees billed by D&T for services rendered to the Company, other than the services described above under “Audit Fees” and “Financial Information Systems Design and Implementation Fees”, for the fiscal year ended December 31, 2001, were $22,890.

      The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the principal accountant’s independence and determined that it is. The non-audit services were primarily related to the preparation and filing of the tax return for the fiscal year ended December 31, 2000.

OWNERSHIP OF EQUITY SECURITIES IN THE COMPANY

      The following table sets forth, as of February 28, 2002, the number and percentage of outstanding shares of common stock beneficially owned by (a) each person known by us to beneficially own more than 5% of such stock, (b) each of our Directors, (c) each of the Named Officers, and (d) all our Directors and executive officers as a group. The address of each officer and Director listed below is c/o Duraswitch Industries, Inc., 234 South Extension, Mesa, Arizona 85210.

      All information with respect to beneficial ownership has been furnished by the respective Director, executive officer or 5% beneficial owner, as the case may be. Unless otherwise indicated, the persons below have sole voting and investment power with respect to the number of shares set forth opposite their names. Beneficial ownership of our common stock has been determined for this purpose in accordance with applicable rules and regulations promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”).

	Number of Shares
	and Amount and
	Nature of		Percent of
Name of Beneficial Owner	Ownership		Class

Anthony J. Van Zeeland	1,050,000		11.0%
R. Terren Dunlap	969,495		10.2%
Robert J. Brilon	295,556	(a)	3.0%
William E. Peelle	35,864	(b)	0.4%
Michael A. Van Zeeland	33,589	(b)	0.4%
John W. Hail	30,625	(c)	0.3%
Carl G. Rausch	1,000		0.0%
Lothar J. Veeser	–	(d)	0.0%

Total Officers and Directors	2,416,129		24.4%

Jurika & Voyles, L.P.	675,130	(e)	7.1%
Robert Pazderka	475,000	(f)	5.0%
Delphi Automotive Systems Corp.	1,876,846	(g)	19.2%

	5,443,105	(h)	53.8%

(a)	Includes 248,471 option shares that are exercisable and 47,059 warrants that are exercisable.

(b)	Includes 25,000 option shares that are exercisable.

(c)	Includes 3,742 shares owned by TVC, Inc., of which John W. Hail is the majority shareholder and 25,000 option shares that are exercisable.

(d)	Lothar J. Veeser replaced Carl Rausch on the Board of Directors effective March 1, 2002.

(e)	Information is given in reliance upon information set forth in the named stockholder’s Schedule 13G dated February 13, 2002, as filed with the Securities and Exchange Commission. The principal business office of Jurika & Voyles, L.P. is located at 1999 Harrison Street, Suite 700, Oakland, California 94612.

(f)	Information is given in reliance upon information set forth in the February 28, 2002, shareholder report obtained from our transfer agent. The address for Robert Pazderka is 4949 E. Red Rock Drive, Phoenix, Arizona 85018.

(g)	Information is given in reliance upon information set forth in the named stockholder’s Schedule 13D dated June 23, 2000, as filed with the Securities and Exchange Commission. Includes 225,000 warrants that are exercisable. The principal business office of Delphi Automotive Systems Corporation is located at 5725 Delphi Drive, Troy, Michigan 48098.

(h)	Includes the shares of common stock subject to the options and warrants described above.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act requires our officers and Directors and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers Automated Quotation System. Officers, Directors and greater than 10% stockholders are required by Exchange Act regulations to furnish us with copies of all Section 16(a) forms they file.

      Based solely on the review of the copies of such forms received by Duraswitch, or written representations from certain reporting persons that no forms were required for such persons, management believes that during the fiscal year ended December 31, 2001, the Company’s officers, Directors, and greater than 10% beneficial owners have complied with all filing requirements applicable to them.

Certain Relationships and Related Transactions

      The Company has a management services agreement with VanDun, LLC, a company owned and operated by its founders, R. Terren Dunlap and Anthony Van Zeeland. This management agreement requires the Company to pay a management service fee equal to 1.1% of the invoiced sales price for all Company-patented technology component switches and integrated switch panels sold by the Company. Also, the Company has agreed to pay an equivalent percentage of any license or sublicense fees received from the patented technologies. This agreement remains in effect until the expiration of the last patent, which may be issued on the switch technologies. During 2001, 2000 and 1999, the Company paid approximately $9,200, $67,000 and $8,900, respectively, under this agreement.

      In April 2000, the Company entered into a license agreement with Delphi that gives Delphi the exclusive right to utilize and manufacture the Company’s patented switch technologies for the automotive industry. In connection with the license agreement, the Company also issued a warrant to Delphi to purchase 225,000 shares of common stock at $7.00 per share and a short-term option to purchase 1,651,846 shares of common stock at $7.00 per share. In exchange, Delphi paid the Company a nonrefundable payment of $4.0 million and agreed to pay a royalty fee for each switch sold by Delphi. The initial term of the exclusive license agreement is seven years. The agreement also requires Delphi to make minimum royalty payments totaling $12 million during the initial seven-year term ending June 30, 2007. Delphi can maintain exclusivity for the automotive industry through June 30, 2012 by making additional minimum annual royalty payments during that period. After June 30, 2012 either Delphi or the Company may convert the agreement to a nonexclusive agreement through 2020. As part of the equity acquisition, this agreement provides for Delphi representation on the Duraswitch Board of Directors. Lothar Veeser was appointed to the Board on March 1, 2002, replacing Carl Rausch who had served on the Board since July 2000. Mr. Rausch retired from Delphi effective February 28, 2002.

PROPOSALS OF STOCKHOLDERS FOR 2003 ANNUAL MEETING

      Stockholder proposals intended to be presented at the 2003 Annual Meeting of Stockholders must be received on or before December 2, 2002, in order for the proposals to be eligible for inclusion in the Company’s proxy statement and proxy relating to the meeting. Additionally, if a stockholder wishes to present to the Company an item for consideration as an agenda item for a meeting without inclusion in the proxy statement, the shareholder must give timely notice to the Secretary and give a brief description of the business desired to be discussed. To be timely for the 2003 Annual Meeting, the Company’s bylaws require that such notice must have been delivered to or mailed to and received by the Company between 60 and 90 days prior to the 2003 Annual Meeting. If the Company does not publicly announce the meeting date or give notice of the meeting date at least 70 days before the Company’s 2003 Annual Meeting, shareholders may submit items for consideration as agenda items until 5:00 p.m. on the 15th day after the public disclosure or notice. These proposals should be sent to the Company’s Corporate Secretary by fax 480.586.3378 or by mail to Corporate Secretary, Duraswitch Industries, Inc., 234 South Extension, Mesa, Arizona 85210.

      Such proposals may be included in next year’s Proxy Statement if they comply with certain rules and regulations of the Securities and Exchange Commission and the procedures set forth in the Company’s Bylaws.

FORM 10-K

      Duraswitch filed an Annual Report on Form 10-K with the Securities and Exchange Commission on or about March 29, 2002. Stockholders may obtain a free copy of this report by writing to Investor Relations, Duraswitch Industries, Inc., 234 South Extension, Mesa, Arizona 85210, via e-mail to shareholder@duraswitch.com, or access the Company’s Web site at www.duraswitch.com, to download a copy.

OTHER MATTERS

      The Company does not know of any other items that will be presented for consideration at the Annual Meeting, other than those referred to in the accompanying Notice of Annual Meeting of Stockholders. If any other matters properly come before the meeting, the persons named as proxies in the accompanying proxy, or their substitutes, will vote in accordance with their best judgment.

APPENDIX A

2000 Stock Option Plan Amendment

      The following sets forth the entire text of the proposed amendment to the 2000 Stock Option Plan:

The second sentence of Section 5 of the Plan shall be deleted and replaced with the following:

The aggregate number of shares that may be issued pursuant to the exercise of options granted under the Plan shall be 500,000 shares.

Except as amended, as stated above, the Plan shall continue in full force and effect.

PROXY
DURASWITCH INDUSTRIES, INC.
ANNUAL MEETING OF STOCKHOLDERS
MAY 20, 2002

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned shareholder of Duraswitch Industries, Inc. (the “Company”) hereby appoints either R. Terren Dunlap or Robert J. Brilon, with full power of substitution, as proxy to represent and vote all shares of common stock of Duraswitch Industries, Inc., at the Annual Meeting of Stockholders to be held on May 20, 2002, at the Company’s offices, 234 South Extension, Mesa, Arizona 85210 at 10:00 a.m. local time.

PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED RETURN ENVELOPE.

☑  PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE FOLLOWING DIRECTORS AND FOR THE PROPOSALS

1.	ELECTION OF DIRECTORS. Authority to elect the following two Directors named below and listed in the proxy statement dated April 1, 2002, accompanying the Notice of the Annual Meeting of Stockholders.

Nominees:	FOR	AGAINST
R. Terren Dunlap	☐	☐
Anthony J. Van Zeeland	☐	☐

2.    APPROVAL OF PROPOSED 2000 STOCK OPTION PLAN AMENDMENT

FOR	AGAINST	ABSTAIN
☐	☐	☐

(continued from other side)

3.	RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT AUDITOR FOR 2002

FOR	AGAINST	ABSTAIN
☐	☐	☐

4.    DISCRETION FOR OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING

Signature

Name __________________________________ (please print) Date

Signature

Name
(please print)

Date

Please sign your name as it appears on the stock certificates. When signing as an executor, administrator, trustee, guardian or attorney, please give full title as such. All joint owners should sign.

I do  ☐  do not  ☐ expect to attend the Meeting.